Exhibit 10.8

Sublease

THIS SUBLEASE made as of March 29, 2005

B E T W E E N:

Chester Ku

(the "Tenant")

- and -

Astro Nutrition Inc.

(the "Subtenant")

WHEREAS:

(A)

By a lease dated July 1st, 2004 (the "Headlease"), Brian Fitzgerald (the "Landlord") leased to the Tenant the premises known as 207-2525 Quebec St (the "Premises") for a term of 1 years commencing on July 1st, 2004;

(B)

The Tenant has agreed with the Subtenant to grant a sublease of a portion of the Premises, as described in Schedule "A" attached hereto the (the "Subleased Premises") on the terms stated in this Sublease;

NOW THEREFORE:

1.

The Tenant hereby subleases the Subleased Premises to the Subtenant for a term of 1 year from Chester Ku, at a gross rent of $12,000 per year payable in equal monthly instalments in the amount of $1,000 in advance, the first payment to be made on or before the first day of the month next following and thereafter on the first day of each succeeding month throughout the term.

2.	The Subtenant covenants with the Tenant as follows:
	(a)	to pay to the Tenant the rent hereunder;
(b)

to observe and perform all of the obligations of tenant under the Headlease, provided however that the Subtenant shall not be responsible for payment of any utilities, realty taxes, common expense charges or other similar amounts under the Headlease;

	(c)	if during the term the Subleased Premises are assessed for the support of separate schools, to pay such assessments;
	(d)	to use the Subleased Premises only for the purpose of work;

	(e)	to keep the Subleased Premises clean and in good and tenantable repair;
(f)

to permit the Landlord and the Tenant and persons authorized by them at all reasonable times to enter and examine the condition of the Subleased Premises and upon notice to repair in accordance with the notice, and to indemnify the Tenant against any breach of covenant in this Sublease;

(g)

not to do or permit or suffer to be done any action whereby the policy of insurance against damage to the Subleased Premises by fire may become void or voidable or the rate of premium increased without giving the Tenant at least one month's notice in writing of such action and if the rate of premium is increased by such actions, to pay to the Tenant the increase in premium together with all expenses incurred by the Tenant in connection with the renewal or replacement of policies occasioned by breach of this covenant, and all payments to be made by the Subtenant pursuant to this covenant shall be deemed to be additional rent;

	(h)	not to assign, sublet or part with possession of any part of the Subleased Premises without the prior consent in writing of the Tenant and of the Landlord;
	(i)	not to mortgage, charge or otherwise encumber its interest in this sublease;
(j)

during the last months of the term of this sublease to permit the Tenant to affix upon the Subleased Premises a notice to let the Subleased Premises and to permit the Tenant and his agent and prospective tenants at all reasonable times to view the Subleased Premises;

	(k)	to yield up the Subleased Premises with all fixtures, leasehold improvements and additions at the termination of this sublease in good and tenantable repair.
3.	The Tenant hereby covenants with the Subtenant:
	(a)	for quiet enjoyment;
(b)

to pay the rent reserved, by and to perform and observe the covenants on its part contained in the Headlease with respect to the Subleased Premises as far as they are not hereby required to be performed and observed by the Subtenant;

(c)

to keep indemnified the Subtenant from all proceedings, damages, costs, claims and expenses arising from any omission by the Tenant to pay when due the rent reserved under the Headlease or breach of any of the tenant's covenants contained in the Headlease.

IN WITNESS WHEREOF the parties hereto have executed this Sublease as of the date first above written.

SIGNED, SEALED AND DELIVERED

in the presence of:

/s/ Maren Gangnes	/s/ Chester Ku
Witness - Maren Gangnes	Chester Ku

Witness

Witness